As filed with the Securities and Exchange Commission on May 19, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20245 SW 95th Avenue

Tualatin, Oregon 97062

(503) 692-8001

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BIOJECT INC. 401(k) RETIREMENT

BENEFIT PLAN

(Full title of plans)

CHRISTINE M. FARRELL

Vice President of Finance

20245 SW 95th Avenue

Tualatin, OR 97062

(503) 692-8001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

TODD A. BAUMAN

STEVEN H. HULL

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, OR 97204-1268

(503) 224-3380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
BIOJECT INC. 401(K) RETIREMENT BENEFIT PLAN Common Stock	500,000 shares	$0.13	$65,000	$7.55

(1)	The proposed maximum offering price per share and proposed maximum aggregate offering price were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices of the common stock on the OTC Bulletin Board for May 17, 2011.

EXPLANATORY STATEMENT

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by Bioject Medical Technologies Inc., an Oregon corporation (the “Company”), in order to register:

(a) 500,000 shares of Common Stock, which shares are in addition to those previously registered on a Registration Statement on Form S-8 (File No. 333-167864), Form S-8 (File No. 333-163293), Form S-8 (File No. 333-38206), Form S-8 (File No. 333-37017), Form S-8 (File No. 333-153195), and Form S-8 (File No. 333-158757) for issuance pursuant to the Bioject Inc. 401(k) Retirement Benefit Plan (which Forms S-8 are incorporated herein by reference).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act (the “Oregon Act”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Company’s Amended and Restated Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

Section 60.047 of the Oregon Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article X of the Company’s 2002 Restated Articles of Incorporation, as amended, contains provisions implementing, to the fullest extent allowed, limitations on a director’s liability to the Company or its shareholders. The Company currently maintains officers’ and directors’ liability insurance.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tualatin, State of Oregon on May 19, 2011.

BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/ Christine M. Farrell
Christine M. Farrell
Vice President of Finance
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on May 19, 2011.

Signature		Title

/s/ Ralph Makar		Director and President and Chief Executive Officer (Principal Executive Officer)
Ralph Makar

/s/ Christine M. Farrell		Vice President of Finance (Principal Accounting and Financial Officer)
Christine M. Farrell

*	Al Hansen	Chairman of the Board
Al Hansen

*	Jerald S. Cobbs	Director
Jerald S. Cobbs

*	Edward L. Flynn	Director
Edward L. Flynn

*	Mark Logomasini	Director
Mark Logomasini

*	David S. Tierney, M.D.	Director
David S. Tierney, M.D.

* By:	/s/ Christine M. Farrell
Christine M. Farrell
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Stoel Rives LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)

24.1	Powers of Attorney